Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPRINT CORPORATION

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

Starburst II, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Starburst II, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was October 5, 2012.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) restates and integrates and also further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended, and has been duly adopted and approved in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the corporation in accordance with Section 228 of the DGCL.

3. The text of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Sprint Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is Ten Billion Twenty Million (10,020,000,000) shares, consisting of (i) Nine Billion (9,000,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”), (ii) One Billion (1,000,000,000) shares of Non-Voting Common Stock, $0.01 par value per share (“Non-Voting Common Stock” and collectively with Common Stock, “Collective Common Stock”), and (iii) Twenty Million (20,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

Section 4.2 Reclassification. Immediately upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Amendment Effective Time”), each share of Class B Common Stock issued and outstanding immediately prior to the Amendment Effective Time shall automatically be reclassified into a number of shares of Common Stock equal to the HoldCo Number divided by the total number of shares of Class B Common Stock issued and outstanding immediately prior to the Amendment Effective Time, without any further action by the holder of such share of Class B Common Stock. Each certificate that, immediately prior to the Amendment Effective Time, represented shares of Class B Common Stock (each, an “Old Class B Certificate”) shall from and after the Amendment Effective Time represent that number of shares of Common Stock into which the shares of Class B Common Stock represented by the Old Class B Certificate shall have been reclassified. For purposes of this Section 4.2 only, capitalized terms used but not defined in this Section 4.2 shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger dated as of October 15, 2012, by and among SoftBank, Starburst I, Inc., the Corporation, Starburst III, Inc., and Sprint Nextel Corporation; provided that references to “Parent Common Stock” in the definitions of such terms therein shall be deemed to be references to Common Stock for purposes of this this Section 4.2.

Section 4.3 Increase or Decrease. In addition to any vote of the holders of shares of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of all of the then issued and outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.4 Common Stock. Except as provided in this Certificate of Incorporation, each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, together with the holders of shares of all other classes or series of stock entitled to attend such meetings and to vote together with the shares of Common Stock on such matter or thing, to cast one vote for each outstanding share of Common Stock held of record by such stockholder upon any matter or thing upon which stockholders are entitled to vote generally. The holders of shares of Common Stock shall have the exclusive voting power of the Collective Common Stock of the Corporation.

Section 4.5 Non-Voting Common Stock.

(a) No Voting Rights. Except as otherwise required by the DGCL, shares of Non-Voting Common Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Dividends. Subject to the rights and preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of shares of Non-Voting Common Stock shall be entitled to receive, on a per share basis, the same form and amount of dividends and other distributions of cash, property, or shares of stock of the Corporation as may be declared by the Board of Directors of the Corporation (the “Board of Directors”) from time to time with respect to shares of Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire shares of Common Stock, the holders of shares of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock or rights to acquire shares of Non-Voting Common Stock, as the case may be.

(c) Conversion upon Liquidation. Immediately prior to the earlier of (i) any distribution of assets of the Corporation to the holders of shares of Common Stock in connection with a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation; or (ii) any record date established to determine the holders of shares of capital stock of the Corporation entitled to receive such distribution of assets, each outstanding share of Non-Voting Common Stock shall automatically, without any further action, convert into and become one (1) fully paid and nonassessable share of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Non-Voting Common Stock pursuant to this Section 4.5(c), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock into shares of Common Stock.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock, the outstanding shares of Non-Voting Common Stock will be subdivided or combined in the same manner. The Corporation shall not subdivide or combine the outstanding shares of Non-Voting Common Stock unless a subdivision or combination is made in the same manner with respect to the shares of Common Stock.

(e) Equal Status. Except as expressly provided in this Article IV, shares of Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably, and be identical in all respects to shares of Common Stock as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation, or other business combination of the Corporation requiring the approval of the holders of shares of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of shares of Non-Voting Common Stock shall receive the same amount and form of consideration, if any, on a per share basis as the consideration, if any, received by holders of shares of Common Stock in connection with such merger, consolidation, or combination (provided that if holders of shares of Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such merger, consolidation, or combination with respect to their shares of Common Stock, the holders of shares of Non-Voting Common Stock shall be entitled to make the same election as to their shares of Non-Voting Common Stock), and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of shares of Non-Voting Common Stock shall be entitled to participate in such tender or exchange offer on the same terms as holders of shares of Common Stock and shall be entitled to receive the same amount and form of consideration on a per share basis as the holders of shares of Common Stock (provided that if holders of shares of Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such tender or exchange offer with respect to their shares of Common Stock, the holders of shares of Non-Voting Common Stock shall be entitled to make the same election as to their shares of Non-Voting Common Stock).

Section 4.6 Preferred Stock.

(a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more series thereof, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

(b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV and to the limitations prescribed by the DGCL, to provide for and designate, out of the unissued shares of Preferred Stock that have not been designated as to series, one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions providing for the issue of each series the powers (including voting powers, full or limited, if any) of the shares of such series and the designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i) the maximum number of shares to constitute such series (which may subsequently be increased or decreased by resolutions of the Board of Directors unless otherwise provided in the resolution providing for the issue of such series), the distinctive designation thereof, and the stated value thereof if different than the par value thereof;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation that such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

(iii) whether the shares of such series shall be subject to redemption, in whole or in part, and if made subject to such redemption, the times, prices, and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event;

(iv) the terms and amount of any sinking fund established for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or on any other matter, including, without limitation, the extent to which holders of shares of such series shall be entitled to more or less than one vote per share and the extent to which holders of shares of such series shall be entitled to vote for the election of one or more directors who shall serve for such term (which may be greater or less than the terms of any other directors or class of directors) and have such voting powers (which may be greater or less than the voting powers of any other directors or class of directors) as shall be provided in the resolution or resolutions providing for the issue of such series;

(vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation; and

(ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

(c) Any shares of any class or series of Preferred Stock purchased, exchanged, converted, or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation or in such resolution or resolutions.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

Section 5.2 Number of Directors. The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

Section 5.3 Election of Directors. Election of directors of the Corporation need not be by written ballot except and as to the extent provided in the Bylaws.

Section 5.4 Removal. Except as otherwise provided for or fixed pursuant to (x) the provisions of Article IV hereof relating to the rights of the holders of shares of any one or more series of Preferred Stock to elect additional directors and remove such directors or (y) pursuant to Section 3.6 of the Bylaws, (a) any director, or the entire Board of Directors, may be removed, with or without cause, by the holders of shares of capital stock having a majority of the voting power of the shares entitled to vote in the election of directors and (b) any SoftBank Designee may be removed, with or without cause, by the SoftBank Stockholder upon written notice to the Board of Directors.

Section 5.5 Powers of the Board of Directors. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and its directors and stockholders:

(a) The Board of Directors shall have power without the assent or vote of the stockholders to fix and vary the amount of shares to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b) The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be represented in person or by proxy at such meeting) shall be as valid and binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(c) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to applicable law, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE VI

RELATIONSHIP WITH SOFTBANK

Section 6.1 Relationship with SoftBank. Because SoftBank, through its Controlled Affiliates, is currently the majority stockholder of the Corporation, and in anticipation that the Corporation and SoftBank may engage in similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with SoftBank and its Controlled Affiliates (including service of officers and directors of SoftBank and its Controlled Affiliates as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavours fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article VI are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve SoftBank and its Controlled Affiliates and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 6.2 Business Activities.

(a) Subject to Section 6.2(b), neither SoftBank nor any of its Affiliates shall have a duty to refrain from engaging, directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of the Corporation’s Controlled Affiliates, other than in a Competing Business. Without limiting Section 6.2(b), to the fullest extent permitted by law neither SoftBank nor any Controlled Affiliate of SoftBank nor any of their respective officers or directors shall be liable to the Corporation or its stockholders or to any Controlled Affiliate of the Corporation for breach of any fiduciary duty by reason of any such activities of SoftBank or its Controlled Affiliates or of such Person’s participation therein.

(b) Neither SoftBank nor any of its Controlled Affiliates (other than the Corporation or any Person that is also a Controlled Affiliate of the Corporation) shall conduct, prior to the date on which SoftBank’s Voting Interest falls below 10% for 90 consecutive days (the “Expiration Date”), any Competing Business. In addition, until the Expiration Date, neither SoftBank nor any of its Controlled Affiliates shall acquire, directly or indirectly, any equity interests of any Person that conducts a Competing Business (an “Acquired Entity”); provided, however, that neither SoftBank nor any Controlled Affiliate of SoftBank shall be prohibited from:

(i) acquiring an interest in any Person and maintaining its interest in such Person if the purchase price for such interest at the time of acquisition is $100 million or less (or the Corporation otherwise waives such prohibition);

(ii) acquiring, merging or combining with or otherwise participating in any business combination or similar transaction with any Person that engages through a subsidiary, segment or division in a Competing Business where the reasonable value attributable to such subsidiary, segment or division is $100 million or less (or the Corporation otherwise waives such prohibition); or

(iii) acquiring, merging or combining with or otherwise participating in any business combination or similar transaction with any Person that engages through a subsidiary, segment or division in a Competing Business where the reasonable value attributable to such subsidiary, segment or division is greater than $100 million and less than or equal to $500 million (or the Corporation otherwise waives such prohibition) if SoftBank or its Controlled Affiliate, as applicable, commits to the Corporation to sell, and does in fact sell, the Acquired Entity’s relevant subsidiary, segment or division (or a portion thereof sufficient to reduce its value to $100 million or less) within 12 months after the relevant acquisition, merger or combination.

(c) To the fullest extent permitted by law, neither SoftBank nor any of its Controlled Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of its Subsidiaries, and without limiting Section 6.3 below, neither SoftBank nor any of its Controlled Affiliates nor any of their respective officers, directors or employees shall be deemed to have breached its or his fiduciary duties, if any, to the Corporation solely by reason of SoftBank or any of its Controlled Affiliates engaging in any such activity.

Section 6.3 Corporate Opportunities.

(a) Subject to Section 6.3(b) below, in the event that SoftBank or any of its Controlled Affiliates or any of their respective officers, directors or employees acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for both SoftBank (or any of its Controlled Affiliates) and the Corporation (or any of its Controlled Affiliates), neither SoftBank nor any of its Controlled Affiliates shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Controlled Affiliates and to the fullest extent permitted by law, none of them shall be liable to the Corporation or its stockholders or any of the Corporation’s Controlled Affiliates for breach of any fiduciary or other duty as a stockholder of the Corporation or otherwise by reason of the fact that SoftBank or any of its Controlled Affiliates acquires, pursues or obtains such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any of its Controlled Affiliates, and the Corporation (on behalf of itself and its Controlled Affiliates) to the fullest extent permitted by law hereby waives and renounces any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Controlled Affiliates.

(b) In the event that an individual who is a director or officer of the Corporation (or any of its Controlled Affiliates) and who is also a director, officer or employee of SoftBank (or any of its Controlled Affiliates) acquires knowledge of a potential transaction or other matter which would be a corporate opportunity for both the Corporation (or any of its Controlled Affiliates) and SoftBank (or any of its Controlled Affiliates) (a “Mutual Corporate Opportunity”), such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty to the Corporation or any of its Controlled Affiliates with respect to such Mutual Corporate Opportunity, and the Corporation (on behalf of itself and its Controlled Affiliates) hereby waives and renounces any claim that such Mutual Corporate Opportunity constituted a corporate opportunity that should have been presented to the

Corporation (or any of its Controlled Affiliates), and agrees that a Mutual Corporate Opportunity offered to any individual who is an officer or director of the Corporation (or any of its Controlled Affiliates), and who is also an officer, director or employee of SoftBank (or any of its Controlled Affiliates), shall belong to SoftBank, unless such Mutual Corporate Opportunity (i) relates solely to a corporate opportunity that would constitute a Competing Business within the United States of America and (ii) was expressly offered to such individual in (and as a direct result of) his or her capacity as a director or officer of the Corporation (or any of its Controlled Affiliates) (a “Sprint Opportunity”), in which case such Sprint Opportunity shall not be taken by SoftBank (or any of its Controlled Affiliates) without the written consent of the Corporation.

Section 6.4 Deemed Consent of Stockholders. Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

Section 6.5 Purchase of Corporation Stock by SoftBank. In the event that SoftBank’s Voting Interest equals or exceeds 85%, then, on a date to be determined by SoftBank in its sole discretion (the “Relevant Date”) that is not more than 120 days following the date upon which SoftBank’s Voting Interest first equals or exceeds 85%, either SoftBank or a Controlled Affiliate of SoftBank or the Corporation shall commence a tender offer to acquire all shares of Common Stock not owned by SoftBank (the “Minority Shares”) at a price not less than the volume-weighted average closing price per share of Common Stock, as reported on the New York Stock Exchange (or, if applicable, such other national securities exchange on which the Common Stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the Relevant Date (the “Buyout Price”). In the alternative, at any time on or before the Relevant Date, SoftBank may, but is not obligated to, cause the Corporation to effect a merger or other business combination pursuant to which the holders of the Minority Shares are entitled to receive an amount at least equal to the Buyout Price in exchange for each of their Minority Shares. The actions of the Corporation in respect of a tender offer or business combination pursuant to this Section 6.5 shall require, in addition to any approval required by law, (a) the approval of the Board of Directors and (2) the affirmative vote of at least a majority of the Independent Directors who do not have a material interest in the matter (other than as a director and, as applicable, stockholder of the Corporation)

Section 6.6 Termination; Binding Effect. Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions of Sections 6.3(b) and 6.5 above shall expire on the date that SoftBank’s Voting Interest is first reduced below 20%. Neither such expiration, nor the alteration, amendment, change or repeal of any provision of this Article VI nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such expiration, alteration, amendment, repeal or adoption.

Section 6.7 Article VII. The provisions of this Article VI are in addition to the provisions of Article VII.

ARTICLE VII

TRANSACTIONS WITH SOFTBANK

Section 7.1 Affiliate Transactions; Contracts Not Void. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation, on the one hand, and SoftBank or any of its Controlled Affiliates, on the other hand, shall be void or voidable solely for the reason that SoftBank or one or more of its Controlled Affiliates is a party thereto, or solely because any directors or officers of the Corporation or any of its Controlled Affiliates who are affiliated with SoftBank or any of its Controlled Affiliates are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, and subject to the foregoing, any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) shall be governed by the provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

Section 7.2 Quorum. Directors of the Corporation who are also directors or officers of SoftBank may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof). Shares of Common Stock owned by SoftBank and its Controlled Affiliates may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).

Section 7.3 No Liability for Good Faith Actions. To the fullest extent permitted by law, neither SoftBank nor any of its Controlled Affiliates, nor any of their respective officers or directors, shall be liable to the Corporation or its stockholders or any of its Controlled Affiliates for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or any of its Controlled Affiliates or the derivation of any improper personal benefit by reason of the fact that SoftBank or any of its Controlled Affiliates or any of their respective officers or directors thereof in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any contract, agreement, arrangement or transaction between the Corporation or any of its Controlled Affiliates, on the one hand, and SoftBank or any of its Controlled Affiliates, on the other hand. No vote cast or other action taken by any individual who is an officer, director or other representative of SoftBank, which vote is cast or action is taken by such individual in his capacity as a director of the Corporation or any of its Controlled Affiliates, shall constitute an action of or the exercise of a right by or a consent of SoftBank or any of its Controlled Affiliates for the purpose of any such contract, agreement, arrangement or transaction.

Section 7.4 Deemed Consent by Stockholders. Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VII.

Section 7.5 Contracts Covered. For purposes of this Article VII, any contract, agreement, arrangement or transaction with the Corporation or any of its Controlled Affiliates shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

Section 7.6 Binding Effect. Neither the alteration, amendment, change or repeal of any provision of this Article VII nor the adoption of any provision inconsistent with any provision of this Article VII shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

Section 7.7 Article VI. The provisions of this Article VII are in addition to the provisions of Article VI.

ARTICLE VIII

REDEMPTION OF SHARES HELD BY ALIENS

Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of capital stock beneficially owned by Aliens may be redeemed by the Corporation, by action duly taken with the approval of (i) the Board of Directors and (ii) the affirmative vote of at least a majority of the Independent Directors of the Corporation in its sole discretion as provided in this Article VIII. The terms and conditions of such redemption shall be as follows, subject in any case to any other rights of a particular Alien or of the Corporation pursuant to any contract or agreement between such Alien and the Corporation.

Section 8.1 Redemption at Fair Value. The Board of Directors shall pay in consideration for the capital stock to be redeemed an amount in cash (the “Redemption Price”) equal to such price as is mutually determined by the holders of the capital stock to be redeemed and the Corporation, or, if no mutually acceptable agreement can be reached, equal to 100% of the “Capital Stock Fair Market Value”, which shall be determined as follows:

(a) if the relevant class or series of capital stock is publicly traded at the time of determination, the average of the closing prices for such capital stock on all domestic securities exchanges on which such capital stock may at the time be listed, or, if there have been no sales of such capital stock on any such exchange on such day, the average of the highest bid and lowest asked prices for such capital stock on all such exchanges at the end of such day, or, if on any day such capital stock is not so listed, the average of the representative bid and asked prices for such capital stock quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices for such capital stock on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over the 30-day period ending three days prior to the Redemption Date (as defined in Section 8.2 of this Article VIII); and

(b) if the relevant class or series of capital stock is not publicly traded at the time of determination, then the fair value of such capital stock as determined in good faith by the disinterested and independent members of the Board of Directors.

Section 8.2 Redemption Date; Redemption Notice. At least five but no more than 30 days prior to any date on which capital stock is to be redeemed (a “Redemption Date”), written notice shall be sent by mail, first class postage prepaid, overnight mail, facsimile, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of capital stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such stockholder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 8.3 of this Article VIII, on or after the Redemption Date, each holder of shares of capital stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

Section 8.3 Effect of Redemption. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of capital stock designated for redemption in the Redemption Notice as holders of such shares of capital stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of capital stock on any Redemption Date are insufficient to redeem the total number of shares of capital stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of capital stock to be redeemed. The shares of capital stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of capital stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

Section 8.4 Prior Notice; Cooperation. Prior to effecting any such redemption, the Corporation shall provide any holder of capital stock to be redeemed with reasonable prior written notice of the reason giving rise to the Corporation’s redemption right and, if requested to do so by such holder, the Corporation shall reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the reason giving rise to the Corporation’s redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the Federal Communications Commission (the “FCC”), developing alternative ownership structures, assisting with a sale of such holders’ interest in the Corporation, amending the Corporation’s Certificate of Incorporation and obtaining FCC approvals for such transaction.

Section 8.5 No Application to SoftBank. The provisions of this Article VIII shall not apply to SoftBank or any of its Controlled Affiliates, any acquisition of shares of Common Stock or other capital stock of the Corporation by SoftBank or any of its Controlled Affiliates, or any ownership of such shares otherwise attributed to SoftBank or any of its Controlled Affiliates, and the Corporation shall not have the authority under this Article VIII to redeem any shares of Common Stock or other capital stock of the Corporation beneficially owned, directly or indirectly, by SoftBank or any of its Controlled Affiliates, in each case notwithstanding anything to the contrary therein. In the event that any waivers or approvals are required from the FCC in order for SoftBank or any of its Controlled Affiliates to acquire or hold Common Stock or other capital stock of the Corporation, SoftBank and its Controlled Affiliates shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

ARTICLE IX

LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office. Any amendment, repeal or modification of this Article IX shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

EXCLUSIVE FORUM

Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation against directors or officers of the Corporation alleging breaches of fiduciary duty or other wrongdoing by such directors or officers, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of the Certificate of Incorporation or the Bylaws, or (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions in this Article X.

ARTICLE XI

AMENDMENT OF BYLAWS

Section 11.1 Powers to Amend. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized, and shall have power without the assent or vote of the stockholders, to adopt, alter, amend, change, add to, repeal, and rescind the Bylaws (to the extent not inconsistent with this Article XI). Unless otherwise provided in the Certificate of Incorporation, any adoption, alteration, amendment, change, addition to, repeal, or rescission of the Bylaws by the Board of Directors shall require the approval of a majority of the votes entitled to be cast by all members of the Board of Directors. The stockholders shall also have power to adopt, alter, amend, change, add to, repeal, and rescind the Bylaws (to the extent not inconsistent with this Article XI) and, unless otherwise provided in the Certificate of Incorporation, the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required for the stockholders to adopt, alter, amend, change, add to, repeal, or rescind any provision of the Bylaws.

Section 11.2 Limitation of Powers to Amend. Notwithstanding the foregoing Section 11.1 or any other provision herein to the contrary:

(a) Sections 2.4, 2.6(a), 2.14 and 3.2 of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Sections) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to, repealed, rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(b) Section 3.3(d) of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Section) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to, repealed, rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing more than 90% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(c) Sections 3.3(a) and 3.3(b), Section 3.3(c) of the Bylaws, Section 3.17(c) of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Sections) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to, repealed, rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by (A) prior to the first occurrence of a Triggering Event, the affirmative vote of (1) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (2) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares or (B) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(d) Section 2.3 of the Bylaws (as it relates to the nomination of directors) and Section 7.7 of the Bylaws (as it relates to the foregoing Section) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to or repealed or rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares; and

(e) Section 3.19 of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Section) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to or repealed or rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by (A) the Board of Directors in accordance with the provisions of Sections 3.19 and 7.7 of the Bylaws or (B) the affirmative vote of (x) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (y) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares.

ARTICLE XII

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 12.1 Reservation of Right to Amend Certificate of Incorporation. The Corporation reserves the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation, from time to time, to amend the Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

Section 12.2 Stockholder Vote Required For Amendments.

(a) Subject to Section 12.2(d) of this Certificate of Incorporation, Sections 11.1 and 11.2(a) and Articles VI and VII of this Certificate of Incorporation and, with respect to each such Section or Article, the defined terms used therein, may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of holders of capital stock of the Corporation entitled to vote thereon representing more than 66 2/3% of the shares entitled to be voted thereon.

(b) Section 11.2(b) of this Certificate of Incorporation and the defined terms used therein may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of holders of capital stock of the Corporation entitled to vote thereon representing more than 90% of the shares entitled to be voted thereon.

(c) Section 11.2(c) of this Certificate of Incorporation and the defined terms used therein may only be altered, amended, changed, added to, repealed, or rescinded by (i) prior to the first occurrence of a Triggering Event, the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares or (ii) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

(d) Sections 6.2, 6.3, 6.5, 11.2(d) and 11.2(e) and this Section 12.2 of this Certificate of Incorporation and, with respect to each such Section or Article, the defined terms used therein, may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of (i) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares.

ARTICLE XIII

DEFINITIONS

As used herein, except as may otherwise be provided in Section 4.2 hereof, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Alien” means “aliens,” “their representatives,” “a foreign government or representatives thereof” or “any corporation organized under the laws of a foreign country” as such terms are used in Section 310(b)(4) of the Communications Act of 1934, as amended, or as hereafter may be amended, or any successor provision of law.

“Competing Business” means any business that, at the time of determination (which in the case of a business acquired by Starburst or its Controlled Affiliates shall be the date such business is acquired), offers products or services in the United States of America that are the same as (or substantially similar to) products or services offered in the United States of America by the Corporation or any Person that is a Controlled Affiliate of the Corporation, if such product or service as offered in the United States of America generates revenue greater than 5% of the combined consolidated revenues of the Corporation and the Persons who are its Controlled Affiliates at the time of such determination over the most recently completed four fiscal quarters.

“Controlled Affiliate” of a Person shall mean an Affiliate of such Person controlled, directly or indirectly, by such Person.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“SoftBank” means SOFTBANK CORP., a Japanese kabushiki kaisha.

“SoftBank Designee” means any Person nominated by the SoftBank Stockholder pursuant to the Bylaws and (a) elected by the stockholders of the Corporation as a director of the Corporation or (b) appointed by the Board of Directors as a director of the Corporation in accordance with the Bylaws.

“SoftBank Owned Shares” means the aggregate amount of shares of capital stock of the Corporation owned by SoftBank and its Controlled Affiliates.

“SoftBank Stockholder” means SoftBank or the Controlled Affiliate of SoftBank that holds a majority of SoftBank’s Voting Interest.

“SoftBank’s Voting Interest” means the percentage of the outstanding Common Stock of the Corporation owned of record by SoftBank and its Controlled Affiliates.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, association or other entity in which such Person beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

“Triggering Event” means SoftBank’s Voting Interest falling and remaining below 50% for ninety (90) consecutive days.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its [                    ] this      day of             ,         .

Starburst II, Inc.

By

Name:

Title: